EXHIBIT 10.4

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
EXECUTIVE CONTINUITY AGREEMENT
This Executive Continuity Agreement (this “Agreement’) entered into this 21st day of December 2012 among Fidelity Southern Corporation (“Fidelity Southern”), Fidelity Bank (the “Bank” and together with Fidelity Southern collectively referred to as “Fidelity”) and H. Palmer Proctor, Jr. (the “Executive”).
The purpose of this Agreement is to encourage the Executive to continue employment with Fidelity after a Change of Control of Fidelity Southern or the Bank by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a Termination of Employment under defined circumstances after any such Change of Control. This Agreement supersedes and replaces all prior similar written and oral agreements between the Executive and Fidelity and is in addition to any employment agreement entered into between Fidelity and the Executive before, on or after the date hereof.
Section 1.    Definitions. For purposes of this Agreement:

(a)	“Affiliate” means any entity with whom Fidelity Southern or the Bank would be considered a single employer under Code Sections 414(b) or 414(c).

(b)	“Annual Base Salary” shall have the meaning set forth in Section 3.

(c)	“Bank” shall mean Fidelity Bank and the successors of all or substantially all of its business.

(d)
“Beneficiary” means the person or entity designated by the Executive, by a written instrument delivered to Fidelity Southern, to receive any benefits payable under this Agreement in the event of the Executive’s death. If the Executive fails to designate a Beneficiary, or if no beneficiary survives the Executive, such Benefits on the death of the Executive will be paid to the Executive’s estate.

(e)	“Board” means the Board of Directors of Fidelity Southern.

(f)	“Cause” means:

(1)
The willful and continued failure by the Executive to substantially perform the material duties of the Executive with Fidelity and/or any Affiliate (other than any such failure resulting from the Disability of the Executive) for a continuous period of three months, after a written demand for such performance is delivered to the Executive at the direction of the Board by the Chief Executive Officer of Fidelity Southern or by any person designated by the board of Fidelity Southern or the Bank, which written demand specifically identifies the material duties of which Fidelity believes that the Executive has not substantially performed

(2)	Fidelity is required to terminate Executive in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), or

(3)
The willful engaging by the Executive in gross misconduct materially and demonstrably injurious to Fidelity. No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in the absence of good faith and without a reasonable belief that the action or failure to act of the Executive was in the best interest of Fidelity or any Affiliates.

(g)	“Change of Control” means the occurrence hereafter of any event described in (1), (2) or (3) below.

(1)
Any “person” or persons acting as a group for Code Section 409A purposes, acquires stock of Fidelity Southern or the Bank which together with stock held by such person or group represents more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Fidelity Southern or the Bank, as the case may be (“Voting Power”).

(2)
The date a majority of the members of the Board of Directors of Fidelity Southern is replaced in any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election.

(3)
The date that any person or persons acting as a group within the contemplation of Code Section 409A acquires substantially all of the gross fair market value (determined without regard to any liabilities associated with the assets) of the assets of Fidelity Southern or the Bank, as approved by the shareholders of Fidelity Southern or the Bank, as the case may be.

The foregoing will be construed and applied in a manner consistent with the requirements of Code Section 409A for the avoidance of additional taxes. If a Change of Control occurs on account of a series of transactions, the Change of Control is deemed to have occurred on the date of the last of such transactions which results in the Change of Control.

(h)	“Change of Control Period” shall have the meaning set forth in Section 4(a).

(i)	“Code” means the Internal Revenue Code of 1986, amended.

(j)	“Commencement Date” shall have the meaning set forth in Section 3(a).

(k)
“Compensation” means the total compensation paid to the Executive by Fidelity Southern, the Bank and/or any Affiliate which is or will be reportable as income under the Code on Internal Revenue Service Form W-2, (i) plus any amount contributed by the Executive pursuant to a salary reduction agreement, which is not includable in gross income under Code Sections 125 or 402(g) or under any other program that provides for pre-tax salary reductions and compensation deferrals; (ii) plus any amount of the Executive’s compensation which is deferred under any other plan or program of Fidelity and (iii) reduced by any income reportable on Form W-2 that is attributable to the exercise of any stock option or other equity award.

(l)
“Disability” means a complete inability of the Executive substantially to perform the employment duties for Fidelity Southern or the Bank or any Affiliate for a period of at least one hundred and eighty (180) consecutive days.

(m)	“Employment Period” shall have the meaning set forth in Section 3(a).

(n)
“Final Compensation” means the highest of (i) the Executive’s Compensation for the 12 full calendar months immediately preceding the Change of Control; (ii) the Executive’s annual base salary rate payable by Fidelity Southern, the Bank and any Affiliate, in effect immediately preceding the Change of Control or (iii) the Executive’s annual base salary rate as set by Fidelity Southern, the Bank and any Affiliate, effective at any time during the Employment Period.

(o)
“Good Reason” will exist with respect to the Executive if, without the Executive’s express written consent, the following events occur and which are not corrected within thirty (30) days after receipt of written notice from the Executive to Fidelity Southern:

(1)
there is a material change in the Executive’s position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from the Executive’s status, title, position or responsibilities;

(2)	the assignment to the Executive of any duties or responsibilities which are inconsistent with the position or responsibilities of the Executive;

(3)	any removal of the Executive from or failure to reappoint or reelect the Executive to any of the positions the Executive held;

(4)
there is a reduction in the Executive’s rate of annual base salary or a change in the manner the incentive compensation of the Executive is calculated and such change will result in a reduction of the incentive compensation of the Executive;

(5)
the requiring of the Executive to relocate his principal business office to any place outside a fifteen (15) mile radius from the Executive’s current place of employment in Atlanta, Georgia (reasonable required travel on Fidelity’s business which is materially greater than such travel requirements prior to the Change of Control shall not constitute a relocation of the Executive’s principal business office);

(6)
the failure of Fidelity to continue in effect any Welfare Plan, Individual Life Insurance Policy or other compensation plan, program or policy in which the Executive is participating immediately prior to the Change of Control without substituting plans providing the Executive with substantially similar or greater benefits, or the taking of any action by Fidelity which would materially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive or

(7)	the material breach of any provision of this Agreement which is not timely corrected by Fidelity upon thirty (30) days prior written notice from the Executive.

(p)
“Individual Life Insurance Policies” means the Flexible Premium Adjustable Life Insurance, Universal Life policy issued by Great-West Life & Annuity Insurance Company, the New York Life Policy, and the West Coast Life Policy (including all replacements and substitute policies as hereafter mutually agreed in writing) in the face amounts of $500,000, $500,000, and $500,000, respectively, payable to beneficiaries designated by the Executive, or his estate or trust in lieu thereof.

(q)	“Non-Compete Benefit” means the benefit provided in Section 14.

(r)	“Salary Continuance Benefit” means the benefit provided in Section 4(b).

(s)	“Severance Benefit” means a Salary Continuance Benefit and/or a Welfare Continuance Benefit.

(t)
“Severance Period” means the period beginning on the date of the Executive’s Termination of Employment by Fidelity Southern, the Bank or any Affiliate, other than for Cause, Disability or death, or by the Executive for Good Reason and ending on the date eighteen (18) months thereafter.

(u)
“Specified Employee” means an employee who is (i) an officer of Fidelity Southern, the Bank or an Affiliate having annual compensation greater than $165,000 (with certain adjustments for inflation after the date hereof), (ii) a five-percent owner of Fidelity Southern, the Bank or an Affiliate or (iii) a one-percent owner of Fidelity Southern, the Bank or an Affiliate having annual compensation greater than $150,000. For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and Fidelity Southern, the Bank or an Affiliate (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of Fidelity Southern, the Bank or an Affiliate or stock possessing more than five percent (one percent) of the total combined voting power of all stock of Fidelity Southern, the Bank or an Affiliate. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code. The determination of whether the Executive is a Specified Employee will be based on a December 31 identification date such that if the Executive satisfies the above definition of Specified Employee at any time during the 12-month period ending on December 31, he will be treated as a Specified Employee if he has a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the identification date. This definition is intended to comply with the specified employee rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

(v)
“Termination of Employment” means the termination of the Executive’s employment with Fidelity Southern, the Bank and all Affiliates. It is intended that a separation from service, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder, shall be required for a Termination of Employment and, for such purpose, a separation from service shall be deemed to occur if the parties expect that the Executive will not perform any future services in any capacity for Fidelity Southern, the Bank or any Affiliate, whether as an employee or otherwise.

(w)	“Voting Power” shall have the meaning set forth in Section 1(g)(1).

(x)	“Welfare Continuance Benefit” means the benefit provided in Section 4(c).

(y)
“Welfare Plan” means any medical, prescription, dental, disability, salary continuation, employee life, accidental death, travel accident insurance or any other welfare benefit plan, as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) made available by Fidelity Southern, the Bank or any Affiliate in which the

Executive is eligible to participate; provided, however, that the term “Welfare Plan” shall not include the Individual Life Insurance Policies.
Section 2.    Employment After Change of Control.
If the Executive is employed by Fidelity Southern, the Bank or an Affiliate on the Commencement Date, such employer will continue to employ the Executive for the Employment Period.
Section 3.    Compensation During Employment Period.

(a)
During the period commencing one year prior to a Change of Control (“Commencement Date”) and ending upon the earlier of (i) three years after a Change of Control or (ii) upon the Executive’s Termination of Employment for any reason by the Executive or by Fidelity Southern or the Bank or any Affiliate (“Employment Period”), the Executive will receive an annual base salary (“Annual Base Salary”), at least equal to the greater of (i) the highest annual base salary payable to the Executive by Fidelity Southern, the Bank and/or Affiliates in respect of the twelve full calendar month period immediately preceding the Commencement Date or (ii) the highest annual base salary rate of the Executive payable on and after the Commencement Date and prior to the Change of Control. During the Employment Period, the Annual Base Salary will be increased at any time and from time to time so as to be substantially consistent with increases in base salaries generally awarded in the ordinary course of business to other peer executives of Fidelity Southern, the Bank and Affiliates. Any increase in Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced thereafter nor shall any such increase during the Employment Period be reduced thereafter. In the event a Change of Control occurs and the Executive has previously incurred a Termination of Employment within the one (1) year period prior to the Change of Control, if the Executive's Compensation for the period of the Executive's employment hereunder during that one year period prior to the Change of Control is less than a prorated portion of the Executive's Annual Base Salary for that same period of employment, then on the first business day of the calendar month following the Change of Control, the difference between the Compensation for the period of employment during the prior year and the prorated Annual Base Salary for the period of employment shall be paid to the Executive in a lump sum payment, net of any applicable tax withholding or similar obligations.

(b)
During the Employment Period, the Executive will be entitled to participate in all incentive plans (including, without limitation, stock option, stock purchase, savings, supplemental medical and retirement plans) and other programs and practices applicable generally to other peer executives of Fidelity Southern, the Bank or any Affiliates, but in no event will such plans and other programs, practices, including policies to provide the Executive with incentive opportunities, savings opportunities and retirement and other benefit opportunities, in each case, be less favorable, in the aggregate, than those provided by Fidelity Southern, the Bank or any Affiliates for the Executive under such plans, practices, policies and program as in effect at any time on and after the Commencement Date and prior to the Change of Control.

(c)
In addition the method of the calculation of the Executive’s total incentive compensation for each fiscal year, or part thereof, during the Employment Period will not be changed in any manner which will result in less total incentive compensation being paid or payable to the Executive by Fidelity Southern, the Bank and Affiliates in respect of the Employment Period (or any portion thereof) from the maximum amount that would have been paid using the method of calculating incentive compensation under the incentive compensation programs in effect on and after the Commencement Date and prior to the Change of Control. The parties agree that the Executive shall be entitled to incentive compensation for services rendered during part of a fiscal year regardless of the reason for the Termination of Employment of the Executive.

(d)
During the Employment Period the Executive and the eligible members of the Executive’s family (“Dependents”) who participated (or otherwise were provided coverage) on the Commencement Date and continue to be eligible for participation in any Welfare Plan, will receive all such benefits under the Welfare Plans to the extent applicable generally to other peer executives of Fidelity Southern, the Bank and Affiliates and their Dependents similarly situated, but in no event will the Welfare Plans provide benefits for the Executive and Dependents that are less favorable, in the aggregate, than the most favorable benefits provided under the Welfare Plans in effect at any time during the Employment Period.

(e)	During the Employment Period, Fidelity Southern will maintain in place the Individual Life Insurance Policies.

(f)
During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of Fidelity Southern, the Bank and any Affiliate in effect for which the Executive qualifies or qualified at any time during the Employment Period including, if more favorable to the Executive, as in effect at any time on or after the Change of Control with respect to other peer executives of Fidelity Southern, the Bank or any Affiliate.

Section 4.    Benefits Upon Termination of Employment.

(a)	Provided the Executive executes a “Release” (as defined below) and the period for revocation of the Release expires before the scheduled commencement date of payment, then beginning on the first regular payroll date of the Bank which occurs at least ninety (90) days following the later of (i) a Change of Control, or (ii) the Executive's Termination of Employment within one year before or after the Change of Control either by action of Fidelity Southern, the Bank or any Affiliate other than for Cause, Disability or death, or by the Executive for Good Reason, the Executive will be entitled to the Salary Continuance Benefit and the Welfare Continuance Benefit as described in this Section. Any Termination of Employment by action of the Executive for Good Reason will be communicated by Notice of Termination to Fidelity Southern given in accordance with Section 23(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Section relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Termination of Employment under the provision so indicated and (iii), if applicable, indicates the date of the Termination of Employment, which shall not be less than 30 days and not more than 60 days after the giving of such notice. The term “Release” means a general release that releases Fidelity Southern, the Bank, their Affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims the Executive or the Executive’s successors and beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity Southern, the Bank or the Affiliates).

(b)
The Salary Continuance Benefit will be the excess of (i) three times the Executive’s Final Compensation over (ii) the sum of (A) any other severance or other similar Change of Control-related benefits which contingently or otherwise exist as of the date of this Agreement under any other arrangement between the Executive and Fidelity Southern, the Bank or any Affiliate, plus (B) the aggregate amount initially contingently payable under Section 14, plus (C) any amount of reduction provided under Section 4(f) regarding adjustments relating to Code Section 280G. Any such reduction required in the payments under this Agreement will proportionately reduce each payment otherwise due under this Agreement. The Salary Continuance Benefit will be made net of all required Federal and State withholding taxes and similar required withholdings and authorized deductions. The Salary Continuance Benefit shall be payable to the estate of the Executive upon the death of the Executive after the amounts become payable. If the Executive is not a Specified Employee, the Salary Continuance Benefit will be payable in 72 equal semi-monthly installments commencing on the 15th or last day of the month immediately following the date after the expiration of the ninety (90) day period after the later of the (i) Change of Control or (ii) Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If the Executive is a Specified Employee, the Salary Continuance Benefit shall not be payable until the first 15th or last day of the month which is at least six months after the later to occur of the Executive’s Termination of Employment or the Change of Control. All installments, which would have otherwise been required to be made over such six-month period if the Executive had not been a Specified Employee, shall be paid to the Executive in one lump sum payment on the first 15th or last day of the month which is at least six months after the Executive’s Termination of Employment or Change of Control, as applicable. After the lump sum payment, the remaining semi-monthly installments (each equal to 1/72 of the Salary Continuance Benefit) will continue on the 15th and last day of each calendar month until all such installments are paid.

(c)
Beginning on the later of (i) a Change of Control, or (ii) the Executive's Termination of Employment within one year before or after the Change of Control either by action of Fidelity Southern, the Bank or any Affiliate other than for Cause, Disability or death, or by the Executive for Good Reason, the Executive and the Executive’s Dependents will continue to be covered during the Severance Period by all Welfare Plans in which the Executive or Dependents were participating immediately prior to the date of the Executive’s Termination of Employment, subject to the eligibility requirements of such Welfare Plans on the date of the Termination of Employment, all to the extent permitted by applicable law and which under applicable law will not result in the imposition of excise taxes (the “Welfare Continuance Benefit”). Any changes to any Welfare Plan during the Severance Period will be applicable to the Executive and his Dependents as if he continued to be an employee of Fidelity Southern, the Bank or any Affiliate. Fidelity Southern or the Bank will pay, or they shall cause an Affiliate to pay, all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his Dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs comparable to those costs paid by active executives, provided that no such payment will be made by Fidelity Southern or the Bank if such payment would result in the imposition of excise taxes or other adverse tax effects for the Executive, Fidelity Southern, the Bank or any Affiliate. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not permissible under the terms of the Welfare Plan or any provision of law or any provision of law would create any adverse tax effect for the Executive or Fidelity Southern, the Bank or any Affiliate due to such participation, Fidelity Southern or the Bank will provide, or will cause an Affiliate to provide, substantially identical benefits directly or through an insurance arrangement or pay the Executive’s costs for such Welfare Plan if continued by the Executive, including as permitted under ERISA, so long as such payment or provision of alternate benefits does not result in the imposition of excise taxes or other adverse tax effect for the Executive or Fidelity Southern, the Bank or any Affiliate. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provide for equal or greater benefits to the Executive and his Dependents with respect to the specific type of benefit provided under the applicable Welfare Plan. Notwithstanding any other provision of this Section 4(c), if the Executive is a Specified Employee and if Fidelity determines that any portion of the Welfare Benefit is subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A, the Executive will be required to pay for the Welfare Benefit during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse the Executive for such payments so long as such reimbursement does not subject Fidelity to the imposition of excise taxes. Notwithstanding the foregoing, in the event Proctor is not entitled to a Severance payment in accordance with the provisions of the prior paragraph, then effective on the first regular payroll date of Fidelity which occurs at least ninety (90) days following Proctor’s Termination of Employment Proctor’s right to any further such welfare benefits shall cease. Provided further, and notwithstanding any other provision of this Agreement, that in the event Proctor has previously had the opportunity to obtain a continuation of welfare benefits following a termination of employment, under the terms of an employment agreement, then no coverage under any Welfare Plan is available under the terms of this Agreement.

(d)
Fidelity Southern shall maintain the Individual Life Insurance Policies at all times, including after the Executive’s Termination of Employment, for any reason. Notwithstanding the previous sentence, if the Executive is a Specified Employee and if Fidelity determines that the maintenance of the Individual Life Insurance Policies is subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A, the Executive will be required to pay for the maintenance of the Individual Life Insurance Policies during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse the Executive for such payments.

(e)
If the Executive violates any of the undertakings set forth in Sections 10, 11, 12 and 13 of this Agreement after the Termination of Employment, any additional compensation and benefits under this Section 4 shall cease; except that the benefits under Section 4(d) shall continue to be available under the terms of the Individual Life Insurance Policies to the extent set forth in Section 4(d).

(f) (i)	Fidelity Southern shall engage the independent accounting firm regularly utilized by Fidelity Southern (“Accounting Firm”) to provide to Fidelity Southern and the Executive, at Fidelity Southern’s expense, a determination of whether any compensation payable to the Executive pursuant to this Agreement (alone or when added to all other compensation paid or payable to the Executive by Fidelity, the Bank or any Affiliate) during the Severance Period constitutes a “parachute payment” (“Parachute Payment”) as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If the Accounting Firm determines that any such compensation payable to the Executive constitutes a Parachute Payment, the Accounting Firm shall also determine: (A) the amount of the excise tax to be imposed under Section 4999 of the Code; (B) whether the Executive would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if such compensation payable to the Executive were reduced (assuming latest payments are reduced first) so that no amount payable to the Executive hereunder (alone or when added to all other compensation paid or payable to the Executive by Fidelity, the Bank or any Affiliate) constitutes a Parachute Payment than the Executive would realize after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) and after imposition of the excise tax under Section 4999 of the Code if the amounts payable to the Executive hereunder were not so reduced and (C), if the Accounting Firm determines in (B) above that the Executive would realize a higher amount if the compensation payable to the Executive were so reduced, the amount of the reduced benefit. All determinations shall be made on a present value basis. The Accounting Firm shall provide to Fidelity Southern and to the Executive a written report of its calculations and determinations hereunder as soon as practicable. No later than fifteen (15) days following receipt by the Executive of the report from the Accounting Firm, the Executive will notify Fidelity Southern in writing of any disagreement with said report, and, in such case, Fidelity Southern shall direct the Accounting Firm to promptly discuss its determinations with an accountant or other counsel designated by the Executive in the Executive’s written notice and seek to reach an agreement regarding same no later than fifteen (15) days after receipt of the Executive’s notice, with Fidelity Southern and the Executive, each bearing the cost of their own accountants, counsel and other advisers. If no agreement can be reached, the matter shall be promptly submitted to binding arbitration under the rules of the American Arbitration Association before a single arbitrator in Atlanta, Georgia. The determinations so made shall be binding on the parties. If it is determined hereunder that the Executive would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to the Executive pursuant to this Agreement were reduced (assuming latest payments are reduced first) so that no amount payable to the Executive hereunder constitutes a Parachute Payment, then the amounts payable to the Executive pursuant to this Agreement shall be so reduced.

(ii)
As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 4(f) (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 4(f) (“Underpayments”). If based on either the assertion of a deficiency by the Internal Revenue Service against Fidelity or the Executive, which assertion has a high probability of success, or controlling precedent or substantial authority, an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Executive must repay to Fidelity immediately together with interest at the applicable Federal rate under Section 7872 of the Code; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to Fidelity unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If based upon controlling precedent or substantial authority, an Underpayment has occurred, the amount of that Underpayment will be paid to the Executive promptly by Fidelity. Whether an Overpayment or Underpayment has occurred may be determined in substantially the same manner as the original determination.

(iii)
Fidelity and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Fidelity or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4(f).

(iv)
The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination with respect to the excise tax payable by the Executive. The Executive, at the request of Fidelity, shall provide Fidelity true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Fidelity, evidencing such conformity.
Section 5.    Outplacement Services.
If the Executive is entitled to a Severance Benefit under Section 4, the Executive also will be entitled in addition to receive complete outplacement services, including job search, interview skill services, job retaining and education and resume preparation, paid by Fidelity Southern up to a total cost of $20,000. The services will be provided by a nationally or regionally recognized outplacement organization selected by the Executive with the approval of Fidelity Southern (which approval will not be unreasonably withheld). The services will be provided for up to two (2) years after the date the Executive becomes entitled to a benefit under Section 4(b) or until the Executive obtains full-time employment, whichever occurs first.
Section 6.    Death.
If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s Dependents will continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period, provided such continued coverage does not subject Fidelity Southern, the Bank or any Affiliate to excise taxes.
Section 7.    Setoff.

(a)
Except as otherwise provided in Section 7(c) below, payment of a Severance Benefit will be in addition to any other amounts otherwise then currently payable to the Executive, including any accrued but unpaid vacation pay or deferred compensation. No payments or benefits payable to or with respect to the Executive pursuant to this Agreement will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4(c) with respect to the Welfare Continuation Benefit or in Section 5 with respect to outplacement services, such amounts which are available under this Agreement will not be reduced whether or not the Executive obtains other employment.

(b)
Nothing in this Agreement will limit or otherwise affect such rights as the Executive may have under any other contract or agreement with Fidelity Southern, the Bank or Affiliates. Amounts which constitute vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement (collectively, “programs”) with Fidelity Southern, the Bank or Affiliates at or subsequent to the Executive’s Termination of Employment will be payable in accordance with such program.

(c)
The total amount payable hereunder for Salary Continuance Benefits and consideration for the non-compete, non-solicitation and non-disclosure provisions (as set forth in Section 14) shall not exceed three times the Executive’s Final Compensation. The maximum amount payable is subject to adjustment for (A) any other severance or other similar Change of Control-related benefits which contingently or otherwise exist as of the date of this Agreement, under any other arrangement between the Executive and Fidelity Southern, the Bank or any Affiliate, plus (B) the aggregate amount initially contingently payable under Section 14, plus (C) any amount of reduction provided under Section 4(f) regarding adjustments relating to Code Section 280G. Fidelity Southern, the Bank or an Affiliate and the Executive may be parties to other agreements, policies, plans, programs or arrangements relating to the Executive’s employment. This Agreement shall be construed and interpreted so that the Salary Continuance Benefit, Welfare Continuance Benefit and other payments (including, but not limited to, payments described in Section 14 below) hereunder are payable or made available only to the extent that similar amounts are not already paid or made available to the Executive under any other agreements, policies, plans, programs or arrangements which exist as of the date of this Agreement. Without limiting the foregoing, any Salary Continuance Benefit and other payments (including, but not limited to, payments described in Section 14 below) payable under this Agreement shall be reduced by any other compensation, severance pay, continued welfare benefits, non-compete payments or other similar amounts to which the Executive already has a contingent or vested right any other similar agreements, policies, plans, programs or existing arrangements covering the Executive with respect to Fidelity Southern, the Bank or any Affiliate; it being the intent of both the Executive and Fidelity Southern, the Bank or any Affiliate not to provide to the Executive any duplicative payments, severance pay or welfare benefits hereunder. To the extent any benefit otherwise payable under this Agreement is to be reduced as a result of any existing benefits, contingent or otherwise, then the benefits payable under this Agreement are reduced accordingly and each payment hereunder will be reduced proportionately.

(d)
To the extent that federal, state or local law requires Fidelity Southern, the Bank or an Affiliate to provide notice and/or make a payment to the Executive because of an involuntary Termination of Employment, the severance pay available under this Agreement for periods for which the Executive is not required to report to work shall be reduced, but not below zero, by the amount of any such mandated payments.

Section 8.    No Interest in Benefit.
No interest of the Executive or any Beneficiary, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligation or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
Section 9.    Benefits Unfunded.
All rights under this Agreement of the Executive and Beneficiaries will at all times be entirely unfunded, and no provision will at any time be made with respect to segregating any assets of Fidelity or any Affiliate for payment of any amounts due hereunder. The Executive and Beneficiaries will have only the rights of general unsecured creditors of Fidelity.
Section 10.    Covenant Not to Compete.
The Executive agrees that during his employment with Fidelity Southern or the Bank and for a period of eighteen (18) months after the Executive’s Termination of Employment with Fidelity Southern or the Bank for any reason, that the Executive shall not, on his own behalf or on another’s behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. The Executive agrees that because of the nature of Fidelity Southern’s and the Bank’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity Southern and the Bank which Fidelity Southern and the Bank will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of Fidelity Southern’s and the Bank’s Trade Secrets and Confidential Information to its direct competitors.
Section 11.    Non-Solicitations of Customers.
Executive agrees that during his employment with Fidelity Southern or the Bank and for a period of eighteen (18) months after the Executive’s Termination of Employment with Fidelity Southern or the Bank for any reason, the Executive will not directly or indirectly solicit, contact, or call upon any client or customer of Fidelity Southern or the Bank for the purpose of providing banking or banking related services. This restriction shall apply only to any client or customer of Fidelity Southern or the Bank with whom the Executive had material contact during the last twelve months of the Executive’s employment with Fidelity Southern or the Bank. “Material contact” means interaction between the Executive and the client or customer which takes place to further the business relationship. “Clients” and “customers” include, but are not limited to, depositors and commercial loan customers.
Section 12.    Non-Solicitations of Employees.
The Executive agrees that during his employment with Fidelity Southern or the Bank and for a period of eighteen (18) months after the Executive’s Termination of Employment with Fidelity Southern or the Bank for any reason, the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity Southern or the Bank with whom the Executive had material contact during the Executive’s employment with Fidelity Southern or the Bank. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
Section 13.    Confidentiality, Proprietary Information and Inventions.

(a)
During the term of the Executive’s employment with Fidelity Southern or the Bank, and at all times thereafter, the Executive shall not use or disclose to others, without the prior written consent of Fidelity Southern and the Bank, any Trade Secrets (as hereinafter defined) of Fidelity Southern or the Bank, or any Affiliate or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity Southern or the Bank (or that of any Affiliate), and such disclosure shall be limited to those who have a need to know.

(b)
During the term of the Executive’s employment with Fidelity Southern or the Bank, and for (18) months after the Executive’s Termination of Employment with Fidelity Southern or the Bank for any reason, the Executive shall not use or disclose to others, without the prior written consent of Fidelity Southern and the Bank, any Confidential Information (as hereinafter defined) of Fidelity Southern or the Bank, or any Affiliate or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity Southern or the Bank (or that of any Affiliate), and such disclosure shall be limited to those who have a need to know.

(c)
Upon a Termination of Employment with Fidelity Southern or the Bank for any reason, the Executive shall not take with him any documents or data of Fidelity Southern or the Bank or any Affiliate or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.

(d)
The Executive agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity Southern, the Bank and all subsidiaries and customers thereof.

(e)
Trade Secrets shall include only such information constituting a “Trade Secret” within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity Southern or the Bank or their customers, excluding any information or data which constitutes a Trade Secret.

(f)
Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of the Executive; (B) is lawfully received by the Executive from a third party after a

Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by the Executive and entirely unrelated to the business of providing banking or banking related services.

(g)
The Executive agrees that any and all information and data originated by the Executive while employed by Fidelity Southern or the Bank and, where applicable, by other employees or associates under the Executive’s direction or supervision in connection with or as a result of any work or service performed under the terms of the Executive’s employment, shall be promptly disclosed to Fidelity Southern and the Bank, shall become Fidelity Southern and/or the Bank’s property, and shall be kept confidential by the Executive. Any and all such information and data, reduced to written, graphic or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity Southern and the Bank upon request and in any case shall be returned to Fidelity Southern and the Bank upon the Executive’s Termination of Employment with Fidelity Southern or the Bank.

(h)
The Executive agrees that the Executive will promptly disclose to Fidelity Southern and the Bank all inventions or discoveries made, conceived or for the first time reduced to practice in connection with or as a result of the work and/or services the Executive performs for Fidelity Southern or the Bank.

(i)
The Executive agrees that he will assign the entire right, title and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity Southern and the Bank. The Executive further agrees that the Executive will, without expense to Fidelity Southern or the Bank, execute all documents and do all acts which may be necessary, desirable or convenient to enable Fidelity Southern and the Bank, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

Section 14.	Consideration for Non-Compete, Non-Solicitation and Non-Disclosure Provisions.
In consideration of the Executive’s undertakings set forth in Sections 10, 11, 12 and 13 above, with respect to periods after a Termination of Employment, Fidelity Southern or the Bank will pay the Executive the Non-Compete Benefit. If the Executive is not a Specified Employee, the Non-Compete Benefit will be payable in 36 equal semi-monthly installments, each installment in an amount equal to forty percent (40%) of his Annual Base Salary in effect immediately prior to the Termination of Employment divided by 24, commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If the Executive is a Specified Employee, the Non-Compete Benefit shall not become payable until the first 15th or last day of the month which is at least six months after the

Executive’s Termination of Employment. All installments, which would have otherwise been required to be made over such six-month period if the Executive had not been a Specified Employee, shall be paid to the Executive in one lump sum payment on the first 15th or last day of the month which is at least six months after the Executive’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to forty percent (40%) of the Executive’s Annual Base Salary in effect immediately prior to the Termination of Employment divided by 24) will continue on the 15th and last day of each calendar month until all such installments are paid. If the Executive violates any of the undertakings set forth in Sections 10, 11, 12 and 13 of this Agreement, in addition to any other remedies, the Executive waives and forfeits any and all rights to any further payments under this Agreement, including but not limited to, any additional payments, compensation or Severance Benefits he may otherwise be entitled to receive under this Agreement.
Section 15.    Specific Performance.
Because of the Executive’s knowledge and experience, the Executive agrees that Fidelity Southern, the Bank and Affiliates shall be entitled to specific performance, an injunction, temporary injunction or other similar equitable relief in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 10, 11, 12 or 13 of this Agreement. In any such court proceeding or arbitration, the Executive will not object thereto and claim that monetary damages are an adequate remedy. In addition, in any such court proceeding, Executive waives any requirement for the posting of a bond as a prerequisite for injunctive relief.
Section 16.    Indemnification of the Executive.
Fidelity Southern, the Bank or Affiliates shall indemnify the Executive and shall advance reasonable reimbursable expenses incurred by the Executive in any proceeding against the Executive, including a proceeding brought in the right of Fidelity Southern, the Bank or any Affiliate, as a director or officer of Fidelity Southern, the Bank or any Affiliate thereof, except claims and proceedings brought directly by Fidelity Southern, the Bank or any Affiliate against the Executive, to the fullest extent permitted under the Georgia Business Corporation Code, and the Articles of Incorporation and By-Laws of Fidelity Southern, the Bank or any applicable Affiliate, as such Code, Articles or By-Laws may be amended from time to time hereafter. Such indemnities and advances shall be paid to the Executive on the next normal payroll payment date after the Executive’s rights to such amounts are no longer in dispute.
Section 17.    Applicable Law; Binding Arbitration.
This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without reference to its conflict of laws rules. Except as otherwise specifically provided herein, including as provided in Section 15 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia (“AAA”) by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement. All reasonable costs and expense incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered. To the extent that Executive is entitled to reimbursement of any such costs and expenses, such reimbursements shall be paid to Executive on the next normal payroll payment date after Executive’s rights to such reimbursements are no longer in dispute; provided, however, that if Executive is a Specified Employee such payments shall not be made before the date that is six months after the date of Executive’s Termination of Employment.
Section 18.    No Employment Contract.
Nothing contained in this Agreement shall be construed to be an employment contract between the Executive and Fidelity.
Section 19.    Severability.
In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.
Section 20.    Successors.

(a)	The Agreement will be binding upon and inure to the benefit of Fidelity Southern, the Bank, Affiliates, the Executive and their respective heirs, representatives and successors.

(b)
Fidelity Southern and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Fidelity Southern, the Bank or Affiliates, as the case may be, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Fidelity Southern and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Fidelity Southern” will mean Fidelity Southern as herein defined and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

Section 21.    Litigation Expenses.

(a)
Fidelity Southern and the Bank agree to pay or reimburse the Executive promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest) by Fidelity Southern, the Bank, any Affiliate, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in the Internal Revenue Code Section 7872 (f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by Fidelity Southern or the Bank, as the case may be, and the Executive in accordance with rules set forth by the American Arbitration Association. Such payments and reimbursements shall be paid to the Executive or on the Executive’s behalf on or by the next normal payroll payment date after the Executive’s rights to such amounts are no longer in dispute; provided, however, that if the Executive is a Specified Employee such payments shall not be made before the date that is six months after the date of the Executive’s Termination of Employment.

(b)
If there is any dispute between Fidelity Southern, the Bank or any Affiliate and the Executive, in the event of any Termination of Employment by Fidelity Southern, the Bank or Affiliate or by the Executive, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive is not entitled to benefits under this Agreement, Fidelity will pay or cause to be paid all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other Beneficiaries, as the case may be, that Fidelity or any Affiliate would be required to pay or provide pursuant to this Agreement. Fidelity Southern, the Bank and Affiliates will not be required to pay any disputed amounts pursuant to this subsection except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudge by such court not to be entitled.

Section 22.    Future Employers.
Fidelity Southern, the Bank or any Affiliate may notify anyone employing the Executive or evidencing an intention to employ the Executive as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. The Executive agrees that for a period of 18 months after the Executive’s Termination of Employment with Fidelity Southern or the Bank for any reason, the Executive will provide Fidelity Southern and the Bank the identity of any employer the Executive goes to work for along with the Executive’s job title and anticipated job duties with such employer.
Section 23.    Miscellaneous.

(a)
Amendments/Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and Fidelity Southern and the Bank. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

(b)
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section 23 when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other parties:

If to Fidelity Southern or the Bank:
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Chief Executive Officer
If to the Executive:
H. Palmer Proctor, Jr.
c/o Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
With a copy to:
H. Palmer Proctor, Jr.
900 Club Station Drive
Atlanta, GA 30319

(c)
Confidentiality. The Executive agrees that the Executive will not discuss the Executive’s employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the prior written consent and approval of Fidelity Southern and the Bank.

Section 24.    Entire Agreement.
No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by a party which is not expressly set forth in this Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.
Section 25.    Compliance with Section 409A.
This Agreement is intended to satisfy the requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.

Section 26.    Compliance with Banking Rules.
Notwithstanding any other provision of this Agreement, Fidelity's obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the "Banking Rules"). In consideration for the benefits Executive will receive pursuant to the terms of this Agreement, Executive hereby voluntarily waives any claim against the United States or Fidelity for any changes to the payments or benefits that are required to comply with the Banking Rules. Executive acknowledges that the Banking Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called "golden parachute" agreements) that are provided for under this Agreement. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the Banking Rules, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which the Banking Rules were adopted and any tort or constitutional claim about the effect of the Banking Rules on Executive's employment relationship.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FIDELITY SOUTHERN CORPORATION
BY: /s/ DAVID R. BOCKEL _ _
Major General (Ret) David R. Bockel
Chairman, Compensation Committee

FIDELITY BANK
BY: /s/ DAVID R. BOCKEL
Major General (Ret) David R. Bockel
Chairman, Compensation Committee

EXECUTIVE

/s/ H. PALMER PROCTOR, JR.
H. Palmer Proctor, Jr.